                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                                  ------------------------------
                                                            OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:  3235-0145
                                                  Expires:  October 31, 2002
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                                                  hours per response.....  14.90
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                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                             Siebel Systems, Inc.
                             --------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                   826170102
                                   ---------
                                (CUSIP Number)

                               December 31, 2000
                               -----------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)

         [ ]     Rule 13d-1(c)

         [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)


                              Page 1 of 10 pages

------------------                                            ------------------
CUSIP No. 82617012                    13G                     Page 2 of 10 Pages
------------------                                            ------------------

1                        NAME OF REPORTING PERSON
                         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

                         Thomas M. Siebel
----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*

                         (a)
                         (b)
----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY


----------------------------------------------------------------------------------------------------------
4                        CITIZENSHIP OR PLACE OF ORGANIZATION

                         USA
----------------------------------------------------------------------------------------------------------
       NUMBER OF            5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY              63,375,412 (1)
       OWNED BY            -------------------------------------------------------------------------------
         EACH               6  SHARED VOTING POWER
       REPORTING
        PERSON                 -0-
         WITH:             -------------------------------------------------------------------------------
                            7  SOLE DISPOSITIVE POWER

                               63,375,412 (1)
                           -------------------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER

                               -0-
----------------------------------------------------------------------------------------------------------
9                        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         63,375,412 (1)
----------------------------------------------------------------------------------------------------------
10                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------------------------------------------------------------------------------------------------------
11                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         13.8%
----------------------------------------------------------------------------------------------------------
12                       TYPE OF REPORTING PERSON*

                         IN
----------------------------------------------------------------------------------------------------------

(1) Includes 38,496,508 shares held by Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93, 2,349,904 shares held by Siebel Asset Management L.P., 1,650,000 shares held by Siebel Asset Management II L.P., 100,000 shares held by First Virtual Capital Inc. Also includes 20,779,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2000.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 10 pages

------------------                                            ------------------
CUSIP No. 82617012                    13G                     Page 3 of 10 Pages
------------------                                            ------------------


1                        NAME OF REPORTING PERSON
                         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

                         Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d
                         7/27/93
----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*

                         (a)
                         (b)
----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY


----------------------------------------------------------------------------------------------------------
4                        CITIZENSHIP OR PLACE OF ORGANIZATION

                         California
----------------------------------------------------------------------------------------------------------
       NUMBER OF            5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY              38,496,508
       OWNED BY            -------------------------------------------------------------------------------
         EACH               6  SHARED VOTING POWER
       REPORTING
        PERSON                 -0-
         WITH:             -------------------------------------------------------------------------------
                            7  SOLE DISPOSITIVE POWER

                               38,496,508
                           -------------------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER

                               -0-
----------------------------------------------------------------------------------------------------------
9                        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         38,496,508
----------------------------------------------------------------------------------------------------------
10                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------------------------------------------------------------------------------------------------------
11                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         8.8%
----------------------------------------------------------------------------------------------------------
12                       TYPE OF REPORTING PERSON*

                         OO
----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 3 of 10 pages

------------------                                            ------------------
CUSIP No. 82617012                    13G                     Page 4 of 10 Pages
------------------                                            ------------------

1                        NAME OF REPORTING PERSON
                         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

                         Siebel Asset Management, L.P.
----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
                         (a)
                         (b)
----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY


----------------------------------------------------------------------------------------------------------
4                        CITIZENSHIP OR PLACE OF ORGANIZATION

                         California
----------------------------------------------------------------------------------------------------------
       NUMBER OF            5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY              2,349,904
       OWNED BY            -------------------------------------------------------------------------------
         EACH               6  SHARED VOTING POWER
       REPORTING
        PERSON                 -0-
         WITH:             -------------------------------------------------------------------------------
                            7  SOLE DISPOSITIVE POWER

                               2,349,904
                           -------------------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER

                               -0-
----------------------------------------------------------------------------------------------------------
9                        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         2,349,904
----------------------------------------------------------------------------------------------------------
10                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------------------------------------------------------------------------------------------------------
11                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         0.5%
----------------------------------------------------------------------------------------------------------
12                       TYPE OF REPORTING PERSON*

                         PN
----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 4 of 10 pages

------------------                                            ------------------
CUSIP No. 82617012                    13G                     Page 5 of 10 Pages
------------------                                            ------------------

1                        NAME OF REPORTING PERSON
                         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

                         Siebel Asset Management II, L.P.
----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*

                         (a)
                         (b)
----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY


----------------------------------------------------------------------------------------------------------
4                        CITIZENSHIP OR PLACE OF ORGANIZATION

                         California
----------------------------------------------------------------------------------------------------------
       NUMBER OF            5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY              1,650,000
       OWNED BY            -------------------------------------------------------------------------------
         EACH               6  SHARED VOTING POWER
       REPORTING
        PERSON                 -0-
         WITH:             -------------------------------------------------------------------------------
                            7  SOLE DISPOSITIVE POWER

                               1,650,000
                           -------------------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER

                               -0-
----------------------------------------------------------------------------------------------------------
9                        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         1,650,000
----------------------------------------------------------------------------------------------------------
10                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------------------------------------------------------------------------------------------------------
11                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         0.4%
----------------------------------------------------------------------------------------------------------
12                       TYPE OF REPORTING PERSON*

                         PN
----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 10 pages

------------------                                            ------------------
CUSIP No. 82617012                    13G                     Page 6 of 10 Pages
------------------                                            ------------------

1                        NAME OF REPORTING PERSON
                         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

                         First Virtual Capital Inc.
----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*

                         (a)
                         (b)
----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY


----------------------------------------------------------------------------------------------------------
4                        CITIZENSHIP OR PLACE OF ORGANIZATION

                         Nevada
----------------------------------------------------------------------------------------------------------
       NUMBER OF            5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY              100,000
       OWNED BY            -------------------------------------------------------------------------------
         EACH               6  SHARED VOTING POWER
       REPORTING
        PERSON                 -0-
         WITH:             -------------------------------------------------------------------------------
                            7  SOLE DISPOSITIVE POWER

                               100,000
                           -------------------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER

                               -0-
----------------------------------------------------------------------------------------------------------
9                        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         100,000
----------------------------------------------------------------------------------------------------------
10                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------------------------------------------------------------------------------------------------------
11                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         0.02%
----------------------------------------------------------------------------------------------------------
12                       TYPE OF REPORTING PERSON*

                         CO
----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 6 of 10 pages

Item 1.
            (a)  Name of Issuer

                      Siebel Systems, Inc.

            (b)  Address of Issuer's Principal Executive Offices

                      2207 Bridgepointe Parkway
                      San Mateo, CA  94404

Item 2.
            (a)  Name of Person Filing

                      Thomas M. Siebel
                      Thomas M. Siebel, Trustee or Successor Trustee of the
                        Siebel
                      Living Trust u/a/d 7/27/93 ("Trust")
                      Siebel Asset Management, L.P. ("SAM")
                      Siebel Asset Management II, L.P. ("SAM II")
                      First Virtual Capital Inc. ("First Virtual")

            (b)  Address of Principal Business Office or, if none, Residence

                      2207 Bridgepointe Parkway
                      San Mateo, CA  94404

            (c)  Citizenship

                      Thomas M. Siebel  USA
                      Trust      California
                      SAM      California
                      SAM II   California
                      First Virtual    Nevada

            (d)  Title of Class of Securities

                      Common Stock

            (e)  CUSIP Number

                      826170102

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            Not Applicable


                              Page 7 of 10 pages

Item 4.  Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)  Amount Beneficially Owned:

                    Thomas M. Siebel         63,375,412
                    Trust                    38,496,508
                    SAM                      2,349,904
                    SAM II                   1,650,000
                    First Virtual            100,000

            (b)  Percent of Class:

                    Thomas M. Siebel         13.8%
                    Trust                    8.8%
                    SAM                      0.5%
                    SAM II                   0.4%
                    First Virtual            0.02%

            (c)  Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote:

                    Thomas M. Siebel         63,375,412*
                    Trust                    38,496,508
                    SAM                      2,349,904
                    SAM II                   1,650,000
                    First Virtual            100,000

                 (ii)  Shared power to vote or to direct the vote:

                    Thomas M. Siebel         0
                    Trust                    0
                    SAM                      0
                    SAM II                   0
                    First Virtual            0

                 (iii) Sole power to dispose or to direct the disposition of:

                    Thomas M. Siebel         63,375,412*
                    Trust                    38,496,508
                    SAM                      2,349,904
                    SAM II                   1,650,000
                    First Virtual            100,000

-----------------------------
* Includes 38,496,508 shares held by Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93, 2,349,904 shares held by Siebel Asset Management L.P., 1,650,000 shares held by Siebel Asset Management II L.P., 100,000 shares held by First Virtual Capital Inc. Also includes 20,779,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2000.


                              Page 8 of 10 pages

                 (iv)  Shared power to dispose or to direct the disposition of:

                    Thomas M. Siebel         0
                    Trust                    0
                    SAM                      0
                    SAM II                   0
                    First Virtual            0

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Under certain circumstances set forth in the partnership agreement of SAM, the general and/or limited partners of SAM have the right to receive dividends from, or proceeds from the sale of, the Common Stock of the Issuer beneficially owned by SAM.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not applicable

Item 8.  Identification and Classification of Members of the Group

     Not applicable

Item 9.  Notice of Dissolution of a Group

     Not applicable

Item 10.  Certification

     Not applicable


                              Page 9 of 10 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 12, 2001
                                     -------------------------------------------
                                                          Date

                                                /s/ Thomas M. Siebel
                                     -------------------------------------------
                                                       Signature

                                                Thomas M. Siebel
                                     -------------------------------------------

                                     Thomas M. Siebel, Trustee or Successor
                                     Trustee of the Siebel Living Trust u/a/d
                                     7/27/93


                                                /s/ Thomas M. Siebel
                                     -------------------------------------------
                                               Thomas M. Siebel, Trustee

                                     Siebel Asset Management, L.P.

                                                /s/ Thomas M. Siebel
                                     -------------------------------------------
                                          Thomas M. Siebel, General Partner

                                     Siebel Asset Management II, L.P.

                                                /s/ Thomas M. Siebel
                                     -------------------------------------------
                                          Thomas M. Siebel, General Partner

                                     First Virtual Capital  Inc.

                                                /s/ Thomas M. Siebel
                                     -------------------------------------------
                                             Thomas M. Siebel, President


                              Page 10 of 10 pages